THE DREYFUS/LAUREL TAX-FREE MUNICIPAL FUNDS

EXHIBIT 2
Sub-Item 77C

MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

A Meeting of Shareholders of Dreyfus Premier
Limited Term Municipal Fund of The Dreyfus/Laurel
Tax-Free Municipal Funds (the "Premier Municipal Fund") was held on September 26, 2002. Out of a total of 9,575,706.246 shares ("Shares") entitled to vote at the Meeting, a total of 6,706,502.385 Shares were represented at the Meeting, in person or by proxy.
The following matter was duly approved by vote of the holders of the Premier Municipal Fund's outstanding Shares as follows:

An Agreement and Plan of Reorganization, and the transactions provided for therein, including the transfer of all of the assets, subject to the liabilities, of the Premier
Municipal Fund to MPAM National Intermediate
Municipal Bond Fund, a series of MPAM Funds
Trust, a Massachusetts business trust, in exchange for shares of the MPAM National
Intermediate Municipal Bond Fund, and the assumption of all of the liabilities by the MPAM National Intermediate Municipal Bond Fund, and the distribution of such shares to the shareholders of the Premier Municipal Fund.

Affirmative Votes		6,302,097.077

Negative Votes		244,505.981

Abstained Votes		159,899.327



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